Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-196838) pertaining to The NASDAQ OMX Group, Inc. Equity Incentive Plan,

(2)	Registration Statement (Form S-3 No. 333-186155) of The NASDAQ OMX Group, Inc.,

(3)	Registration Statement (Form S-8 No. 333-167724) pertaining to The NASDAQ OMX Group, Inc. Employee Stock Purchase Plan,

(4)	Registration Statement (Form S-8 No. 333-167723) pertaining to The NASDAQ OMX Group, Inc. Equity Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-110602) pertaining to The Nasdaq Stock Market, Inc. Equity Incentive Plan,

(6)	Registration Statement (Form S-8 No. 333-106945) pertaining to the Employment Agreement with Robert Greifeld of The Nasdaq Stock Market, Inc.,

(7)	Registration Statement (Form S-8 No. 333-76064) pertaining to The Nasdaq Stock Market, Inc. 2000 Employee Stock Purchase Plan,

(8)	Registration Statement (Form S-8 No. 333-72852) pertaining to The Nasdaq Stock Market, Inc. 2000 Employee Stock Purchase Plan, and

(9)	Registration Statement (Form S-8 No. 333-70992) pertaining to The Nasdaq Stock Market, Inc. Equity Incentive Plan;

of our reports dated February 17, 2015, with respect to the consolidated financial statements and schedule of The NASDAQ OMX Group, Inc. and the effectiveness of internal control over financial reporting of The NASDAQ OMX Group, Inc. included in this Annual Report (Form 10-K) of The NASDAQ OMX Group, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York

February 17, 2015